Exhibit 4.30

ABBOTT LABORATORIES

ACTIONS OF THE AUTHORIZED OFFICERS

Pursuant to the authority granted by the Board of Directors of Abbott Laboratories (the “Corporation”) in its September 12, 2003 resolutions, the undersigned agree as follows:

1.                                       The Corporation shall issue $500,000,000 aggregate principal amount of the Corporation’s 3.5% Notes due 2009 (the “Notes”).

2.                                       The Corporation shall issue and sell the Notes to Banc of America Securities LLC, Banc One Capital Markets, Inc., ABN AMRO Incorporated, Wachovia Capital Markets, LLC, SG Cowen Securities Corporation, ING Financial Markets LLC, Harris Nesbitt Corp., and The Williams Capital Group, L.P. (collectively, the “Underwriters”) pursuant to an Underwriting Agreement dated February 2, 2004, and a Pricing Agreement dated February 2, 2004 (the “Pricing Agreement”), between the Corporation and the Underwriters, upon the terms and conditions set forth therein, to be issued under and in accordance with an Indenture, dated as of February 9, 2001, between the Corporation and J.P. Morgan Trust Company, N.A., successor in interest to Bank One Trust Company, N.A., as Trustee (the “Trustee”), relating to the Notes and other obligations (the “Indenture”).

3.                                       In addition to the other terms provided in the Indenture with respect to securities issued thereunder, all as more particularly described in the Pricing Agreement, the Prospectus and the Prospectus Supplement relating to the Notes and the forms of Notes referred to below, the Notes shall contain the following terms:

(a)                                  The Notes shall be entitled “3.5% Notes due 2009”;

(b)                                 The Notes shall be limited in aggregate principal amount to $500,000,000, subject to any increase in the aggregate principal amount of the Notes which the Corporation may in its discretion effectuate in the future.

(c)           Interest shall be payable to the persons in whose names the Notes are registered at the close of business on the applicable Regular Record Date (as defined below);

(d)                                 The principal of the Notes is payable on February 17, 2009;

(e)                                  The Notes shall bear interest at the rate of 3.5% per annum beginning February 5, 2004.  Interest on the Notes will be payable semi-annually on February 17 and August 17 of each year (each an “Interest Payment Date”), commencing on August 17, 2004.  Interest shall be paid to persons in whose names the Notes are registered on the February 1 or August 1 preceding the Interest Payment Date (each a “Regular Record Date”);

(f)                                    Payment of the principal of, and any premium and interest on, the Notes will be made at the office or agency of the Corporation maintained for that purpose in Chicago, Illinois;

(g)                                 The Notes may be redeemed at any time at Abbott’s option, in whole or from time to time in part, at a redemption price equal to the sum of (1) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (2) the Make-Whole Amount, as such term is defined in the Prospectus Supplement, if any;

(h)                                 The Notes shall not provide for any sinking fund;

(i)                                     The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof;

(j)                                     The payment of the principal of, and any premium and interest on, the Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts;

(k)                                  The payment of principal of, and any premium and interest on, the Notes shall not be determined with reference to an index or formula;

(l)                                     There shall be no optional currency or currency unit in which the payment of principal of, and any premium and interest on, the Notes shall be payable;

(m)                               Both Section 13.2 and 13.3 of the Indenture shall apply to the Notes;

(n)                                 The Notes shall be in the form of Book-Entry Securities as set forth in the Indenture;

(o)                                 The principal amount of the Notes shall be payable upon declaration of acceleration pursuant to Section 5.2 of the Indenture; and

(p)                                 The other terms and conditions of the Notes shall be substantially as set forth in the Indenture and in the Prospectus and the Prospectus Supplement relating to the Notes.

4.                                       The form of the Notes shall be substantially as attached hereto as Exhibit A.

5.                                       The price at which the Notes shall be sold by the Corporation to the Underwriters pursuant to the Pricing Agreement shall be 98.869% of the principal amount thereof, plus accrued interest, if any, from February 5, 2004 to the time of delivery of the Notes.

6.                                       The Notes due 2004 initially will be offered to the public by the Underwriters at 99.469% of the principal amount thereof, plus accrued interest, if any, from February 5, 2004 to the time of delivery of the Notes.

7.                                       The execution and delivery of the Pricing Agreement, dated February 2, 2004, and substantially in the form attached hereto as Exhibit B, is hereby approved.

8.                                       Any officer of the Corporation is hereby authorized and empowered to execute the Notes of the Corporation in the forms he or she deems appropriate, and to deliver such Notes to the Trustee with a written order directing the Trustee to have the Notes authenticated and delivered to such persons as such officer designates.

9.                                       J.P. Morgan Trust Company, N.A., successor in interest to Bank One Trust Company, N.A. is hereby designated and appointed as Paying Agent and Securities Registrar with respect to the Notes.

* * * * *

Dated:             February 2, 2004

Authorized Officers of
Abbott Laboratories

By	/s/	Terrence C. Kearney
Name:	Terrence C. Kearney
Title: Vice President and Treasurer

By	/s/	Thomas C. Freyman
Name:		Thomas C. Freyman
Title: Senior Vice President, Finance and Chief Financial Officer